Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occf-jfwbk@joelefrank.com	occf-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL SECOND QUARTER 2011 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales and Gross Profit

ROANOKE, VA, June 14, 2011 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal second quarter ended April 30, 2011. The Company achieved increases in net sales and gross profit for both the quarter and year-to-date periods compared to the same periods in fiscal 2010.

Second Quarter 2011 Financial Results

Consolidated net sales for the second quarter of fiscal year 2011 increased 12.6% to $17.2 million compared to consolidated net sales of $15.3 million for the comparable period last year.

Net sales to customers located in the United States increased 14.6% in the second quarter of fiscal year 2011 compared to the same period last year, and net sales to customers located outside of the United States increased 6.2%.

Gross profit increased 38.7% to $5.9 million in the second quarter of fiscal 2011, compared to $4.3 million in the second quarter of fiscal 2010. Gross profit margin, or gross profit as a percentage of net sales, increased to 34.6% in the second quarter of fiscal 2011 from 28.1% in the second quarter of fiscal year 2010.

Optical Cable Corp. – Second Quarter 2011 Earnings Release

OCC recorded a net loss attributable to the Company of $90,000 or $0.02 per basic and diluted share, for the second quarter of fiscal year 2011, compared to a net loss of $7.5 million, or $1.27 per basic and diluted share, for the same period last year.

Fiscal Year-to-Date 2011 Financial Results

Consolidated net sales for the first half of fiscal year 2011 increased 15.3% to $34.9 million compared to net sales of $30.3 million for the same period last year. Net sales growth during the first half of fiscal year 2011 was achieved over a broad customer base and product mix, with notable increases in both commercial and specialty markets.

OCC achieved consolidated net sales growth both in international markets and within the United States during the first half of fiscal year 2011. Net sales to customers located in the United States increased 17.9% in the first half of fiscal 2011 compared to the same period last year, and net sales to customers located outside of the United States increased 8.3% compared to the same period last year.

Gross profit increased 26.4% to $12.4 million for the first half of fiscal year 2011, compared to $9.8 million for the same period in fiscal 2010. Gross profit margin for the first half of fiscal year 2011 increased to 35.4% compared to 32.3% for the first half of fiscal year 2010.

OCC achieved increased net sales and gross profit while also reducing selling, general and administrative expenses by 1.5% during the first half of fiscal 2011, compared to the same period last year.

For the first half of fiscal year 2011, OCC recorded net income attributable to the Company of $312,000, or $0.05 per basic and diluted share, compared to a net loss attributable to the Company of $7.8 million, or $1.32 per basic and diluted share, for the first half of fiscal year 2010.

The Company generated positive cash flow from operating activities—with net cash provided by operating activities of $1.0 million in the first half of fiscal year 2011. OCC also refinanced its $8.3 million in long-term debt during the second quarter of fiscal year 2011—reducing its fixed interest rate and extending the maturity date to April 2018.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the first half of fiscal 2011, we significantly improved our performance over the first half of 2010 as demand for our comprehensive suite of products drove sales growth in the U.S. and internationally. At the same time we grew net sales 15.3%, we also controlled our costs during the first half of 2011—with SG&A expenses dropping 1.5%. As we move forward into the second half of the year, we intend to build on our positive momentum to further grow sales, and use our demonstrated operating leverage to improve bottom line results.”

Optical Cable Corp. – Second Quarter 2011 Earnings Release

Mr. Wilkin added, “We also strengthened OCC’s financial position during the second quarter by refinancing our long-term debt—extending the maturity date to April 2018 and reducing the fixed interest rate. OCC continues to return capital to shareholders through a quarterly dividend, and we look forward to creating further value for shareholders as we execute our growth strategy, and OCC and our customers benefit from the expansion of our product offerings.”

Conference Call Information

As previously announced, OCC will host a conference call today, Tuesday, June 14, 2011 at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through June 21, 2011 by dialing (800) 642-1687 or (706) 645-9291, pass code 74265314. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corp. – Second Quarter 2011 Earnings Release

Optical Cable Corporation, OCC®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010
Net sales	$17,184	$15,256	$34,897	$30,263
Cost of goods sold	11,241	10,970	22,529	20,476

Gross profit	5,943	4,286	12,368	9,787

SG&A expenses	6,080	6,192	12,061	12,240
Royalty income, net	(237)	(363)	(398)	(609)
Amortization of intangible assets	107	147	215	294
Impairment of goodwill	—	6,246	—	6,246

Income (loss) from operations	(7)	(7,936)	490	(8,384)

Interest income (expense), net	(179)	(81)	(328)	(226)
Other, net	6	76	37	69

Other expense, net	(173)	(5)	(291)	(157)

Income (loss) before income taxes	(180)	(7,941)	199	(8,541)

Income tax benefit	(43)	(424)	(4)	(645)

Net income (loss)	$(137)	$(7,517)	$203	$(7,896)

Net loss attributable to noncontrolling Interest	(47)	(51)	(109)	(114)

Net income (loss) attributable to OCC	$(90)	$(7,466)	$312	$(7,782)

Net income (loss) attributable to OCC per share: Basic and diluted	$(0.02)	$(1.27)	$0.05	$(1.32)

Weighted average shares outstanding: Basic and diluted	5,742	5,891	6,262	5,896

—MORE—

Optical Cable Corp. – Second Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2011	October 31, 2010
Cash	$1,355	$2,522
Trade accounts receivable, net	9,540	10,660
Inventories	15,320	14,423
Other current assets	3,398	3,062

Total current assets	29,613	30,667
Non-current assets	14,116	14,624

Total assets	$43,729	$45,291

Current liabilities	$7,134	$7,762
Non-current liabilities	9,034	9,949

Total liabilities	16,168	17,711
Total shareholders’ equity attributable to OCC	27,948	27,857
Noncontrolling interest	(387)	(277)

Total shareholders’ equity	27,561	27,580

Total liabilities and shareholders’ equity	$43,729	$45,291

###